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                                                                   EXHIBIT 10.17

                               EMPLOYMENT CONTRACT

         THIS EMPLOYMENT CONTRACT (hereinafter referred to as this "Agreement"), dated as of June 19, 2001, by and between COLLEEN C. BARRETT (hereinafter referred to as the "Employee"), a resident of Dallas, Texas, and SOUTHWEST AIRLINES CO. (hereinafter referred to as "Southwest", which term shall include its subsidiary companies where the context so admits), a Texas corporation,

                                   WITNESSETH:

         WHEREAS the Employee has served Southwest since March 1978 in various executive capacities, most recently as Executive Vice President-Customers and Corporate Secretary; and

         WHEREAS the Employee and Southwest desire to enter into an agreement for the continuing full-time services of the Employee;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and promises contained herein, Southwest and the Employee agree as follows:

                        I. POSITION, DUTIES AND AUTHORITY

A. POSITIONS, DUTIES AND RESPONSIBILITIES. The Employee shall serve as President and Chief Operating Officer of Southwest, and, for so long as she shall be elected to the Board of Directors of Southwest, she shall serve as a member of the Board without additional compensation hereunder. Further, she shall continue to serve as Corporate Secretary of Southwest, without additional compensation hereunder, until such time as the Board of Directors elects otherwise. The Employee's duties and responsibilities as President and Chief Operating Officer shall include managing the day to day operations of Southwest; planning the future course of such operations; achieving excellent Customer and employee service quality; preserving the Southwest servant leader culture; assisting the Chief



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         Executive Officer in implementing Southwest's current and long range business policies and programs; and, in general, maintaining employee morale and esprit de corps. In addition, she shall perform such other corporate duties and discharge such other corporate responsibilities as are specified in the bylaws of Southwest or are designated from time to time by any of the Chairman of the Board of Directors of Southwest, the Chief Executive Officer or the full Board of Directors.

B. AUTHORITY. The Employee shall be vested with all authority reasonably necessary to carry out her duties and responsibilities as set forth in this Article I.

C. NECESSARY SUPPORT AND ENVIRONMENT. The Employee shall be provided with the secretarial and other support personnel (including a full-time administrative assistant) and general working environment (including a private, furnished office) reasonably necessary for her to carry out her duties and responsibilities as set forth in this Article I.

                           II. EMPLOYEE'S OBLIGATIONS

A. TIME AND EFFORT. During the term of her employment hereunder, the Employee shall devote such time and effort as is required to perform her duties and to discharge her responsibilities hereunder. The Employee shall generally conform with all policies of Southwest as they apply to a person of her level of duties and responsibilities.

B. NON-COMPETITION. The Employee recognizes and understands that in performing the duties and responsibilities of her employment as outlined in this Agreement and pursuant to her employment at Southwest prior to the execution of this Agreement, the Employee has occupied and will occupy a position of trust and confidence, pursuant to which the Employee has developed and acquired and will develop and acquire experience and knowledge with respect to various aspects of the business of Southwest and the manner in which such



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         business is conducted. It is the expressed intent and agreement of the
         Employee and Southwest that such knowledge and experience shall be used in the furtherance of the business interests of Southwest and not in any manner which would be detrimental to such business interests of Southwest. The Employee therefore agrees that, so long as the Employee is employed pursuant to this Agreement, unless she first secures the consent of the Board of Directors of Southwest, the Employee will not invest, engage or participate in any manner whatsoever, either personally or in any status or capacity (other than as a shareholder of less than one percent [1%] of the capital stock of a publicly owned corporation), in any business or other entity organized for profit engaged in significant competition with Southwest in the conduct of its air carrier operations anywhere in the States of Texas, Louisiana, Oklahoma, New Mexico, Missouri, Arizona, Nevada, California, Arkansas, Alabama, Tennessee, Kentucky, Michigan, Indiana, Ohio, Maryland, Illinois, Utah, Washington, Oregon, Nebraska, Florida, Idaho, Mississippi, New Hampshire, New York, Rhode Island, Connecticut, North Carolina and Virginia. Although the Employee and Southwest regard such restrictions as reasonable for the purpose of preserving Southwest and its proprietary rights, in the event that the provisions of this Paragraph II-B should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time or geographic limitations permitted by applicable laws.

                                    III. TERM

A. TERM. This Agreement and the Employee's employment hereunder shall commence and become effective on and as of June 19, 2001. The term of such employment shall expire on



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         June 19, 2004, unless extended by consent of the parties hereto or earlier terminated pursuant to the provisions of Article V.

                           IV. EMPLOYEE'S COMPENSATION

A. BASE SALARY. The Employee's annual Base Salary for the year ending June 19, 2002 which originally was to be the amount of $309,000 shall, in accordance with Employee's irrevocable agreement to terminate payment of Employee's salary for the period October 1, 2001 through December 31, 2001, be $231,750, payable in 18 equal semi-monthly installments of $12,875 commencing with Southwest's second regular payroll date in June, 2001 and continuing through Southwest's first regular payroll date in October, 2001, at which point such semi-monthly installments shall temporarily cease (it being understood and agreed that no Base Salary shall be due or payable to Employee with respect to the period commencing October 1, 2001 and continuing through and including December 31, 2001); with such semi-monthly installments of $12,875 to recommence with Southwest's first regular payroll date in January, 2002 and continuing through and including Southwest's second regular payroll date in June, 2002. The Employee's annual Base Salary for the years ending June 19, 2003 and 2004 shall be $321,360 and $334,215, respectively. The Employee's Base Salary for the years ending July 19, 2003 and July 19, 2004 shall be payable to the Employee in equal semi-monthly installments. The Employee's Base Salary installment payments shall be subject to such payroll and withholding deductions as may be required by law.

B. PERFORMANCE BONUS. The Board of Directors of Southwest (or the Compensation Committee thereof) may grant a Performance Bonus to the Employee, in addition to her Base Salary, at such times and in such amounts as such Board (or Committee) may determine.



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C.       DEFERRED COMPENSATION. In addition to the Base Salary provided for in
         Paragraph IV-A above, Southwest shall set aside on its books a special ledger Deferred Compensation Account (the "Account") for the Employee, and shall credit thereto Deferred Compensation determined as hereinafter provided. (Southwest at its election may fund the payment of Deferred Compensation by setting aside and investing such funds as Southwest may from time to time determine. Neither the establishment of the Account, the crediting of Deferred Compensation thereto, nor the setting aside of any funds shall be deemed to create a trust. Legal and equitable title to any funds set aside shall remain in Southwest, and the Employee shall have no security or other interest in such funds. Any funds so set aside or invested shall remain subject to the claims of the creditors of Southwest, present and future.) For each full or partial calendar year as the Employee shall remain in the employment of Southwest under this Agreement, Deferred Compensation shall accumulate in an amount equal to any contributions (including forfeitures but excluding any elective deferrals actually returned to the Employee) which would otherwise have been made by Southwest on behalf of the Employee to the Southwest Airlines Co. Money Purchase Plan but which exceed maximum annual additions under such Plan on her behalf under federal tax law. If such employment shall terminate prior to December 31 in any calendar year, then Deferred Compensation shall accumulate and be calculated as provided under the terms of Southwest's Money Purchase Plan. The Deferred Compensation credited to the Account (including the Interest hereinafter provided) shall be paid to the Employee (or to the executors or administrators of her estate) at the rate of $100,000 per calendar year (subject to such payroll and withholding deductions as may be required by law), commencing with the calendar year following the year in which (i) the Employee shall become sixty-five (65)



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         or (ii) the Employee's employment with Southwest shall terminate
         (whether such termination is under this Agreement or otherwise and whether it is before, on or after the expiration of the initial term set forth in Paragraph III-A above, and irrespective of the cause thereof), whichever shall occur later, and continuing until the entire amount of Deferred Compensation and Interest credited to the Account shall have been paid. Although the total amount of Deferred Compensation ultimately payable to the Employee hereunder shall be computed in accordance with the provisions set forth above, there shall be accrued and credited to the Account, beginning on January 1, 2002 and continuing annually thereafter, amounts equal to simple interest at the rate of ten percent (10%) per annum, compounded annually ("Interest"), on the accrued and unpaid balance of the Deferred Compensation credited to the Account as of the preceding December 31. The Deferred Compensation and Interest to be paid in any one calendar year shall be paid on the first business day of such calendar year. Notwithstanding the foregoing, in the event of the Employee's death, Southwest, in its sole discretion, shall have the right to pay the unpaid balance of the Deferred Compensation (together with any accrued Interest thereon) to the executors or administrators of the Employee's estate in cash in one lump sum on the first business day of the calendar year next following the calendar year in which the Employee shall have died. No right, title, interest or benefit under this Paragraph IV-C shall ever be liable for or charged with any of the torts or obligations of the Employee or any person claiming under her, or be subject to seizure by any creditor of the Employee or any person claiming under her. Neither the Employee nor any person claiming under her shall have the power to anticipate or dispose of any right, title, interest or benefit under this Paragraph IV-C in any manner until the same shall have been actually distributed by Southwest.



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D.       DISABILITY INSURANCE. Southwest shall provide long term disability insurance providing for payment, in the event of disability of the Employee, of $10,000 per month to age seventy (70). Except as to amounts payable, the terms and conditions of such policy shall be identical, or substantially similar, to the disability insurance provided by Southwest for its other officers as of the date of this Agreement.

E. MEDICAL AND DENTAL EXPENSES. During the term of this Agreement, Southwest shall reimburse the Employee for all medical and dental expenses incurred by the Employee and her spouse. Expenses for medical and dental care shall be deemed to include all amounts paid with respect to hospital bills, doctor and dental bills and drugs for which the Employee is not compensated by insurance or otherwise.

F. STOCK OPTION GRANT. Southwest shall grant to the Employee, effective as of the date hereof, ten-year options to purchase 150,000 shares of its common stock at $17.11 per share pursuant to Southwest's 1996 Non-Qualified Stock Option Plan, with one-third of such options to be exercisable immediately and one-third to become exercisable on each of June 19, 2002 and June 19, 2003.

G. OTHER BENEFITS. The Employee shall be eligible to continue to participate in all employee pension, profit-sharing, stock purchase, group insurance and other benefit plans or programs in effect for Southwest managerial employees generally to the extent of and in accordance with the rules and agreements governing such plans or programs, so long as same shall be in effect, with full service credit where relevant for the Employee's prior employment by Southwest. Southwest shall reimburse the Employee for reasonable expenses incurred by her in the performance of her duties and responsibilities hereunder. The Employee shall be entitled to vacation of three (3) weeks per year or such longer period



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         as may be established from time to time by Southwest for its managerial employees generally.

                            V. TERMINATION PROVISIONS

A. EXPIRATION OR DEATH. The Employee's employment hereunder shall terminate on June 19, 2004 (or such later date to which the term of this Agreement may be extended by consent of the parties hereto, in either case without prejudice to the Employee's privilege to remain an employee of Southwest thereafter), or upon the Employee's death, whichever shall first occur, without further obligation or liability of either party hereunder, except for Southwest's obligation to pay Deferred Compensation as provided in Paragraph IV-C of this Agreement.

B. TERMINATION FOR CAUSE. Southwest may terminate the Employee's employment hereunder upon the determination by a majority of its whole Board of Directors that the Employee has willfully failed and refused to perform her duties and to discharge her responsibilities hereunder. Such determination shall be final and conclusive. If the Board of Directors of Southwest makes such determination, Southwest may (a) terminate the Employee's employment, effective immediately or at a subsequent date, or (b) condition her continued employment upon the circumstances and place a reasonable limitation upon the time within which the Employee shall comply with such considerations or requirements. If termination is so effected, Southwest shall have no further liability to the Employee hereunder except for the obligation to pay Deferred Compensation as provided in Paragraph IV-C hereof.

C. TERMINATION FOR DISABILITY. Southwest may terminate the Employee's employment hereunder on account of any disabling illness, hereby defined to include any



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         emotional or mental disorders, physical diseases or injuries as a result of which the Employee is, for a continuous period of ninety (90) days, unable to perform her duties and to discharge her responsibilities hereunder on a full-time basis. Southwest shall give to the Employee thirty (30) days' notice of its intention to effect such termination pursuant to this Paragraph V-C. If, within such notice period, the Employee shall have recovered from her disability sufficiently well to resume performance of her duties and discharge of her responsibilities on a full-time basis (although still undergoing treatment or rehabilitation), Southwest shall not have the right to effect such termination. If such disabling illness occurs as a result of a job-related cause, Southwest shall continue to pay the Employee regular installments of her Base Salary in effect at the time of such termination for the remainder of the term of this Agreement. It is expressly understood and agreed, however, that any obligation of Southwest to continue to pay the Employee her Base Salary pursuant to this Paragraph V-C shall be reduced by the amount of any proceeds of long-term disability insurance provided for the Employee pursuant to Paragraph IV-D above, and shall also be reduced by the amount of the proceeds of any worker's compensation or other benefits which the Employee receives as a result of or growing out of her disabling illness.

D. CHANGE OF CONTROL TERMINATION. In the event of any change of control of Southwest, the Employee may, at her option, terminate her employment hereunder by giving to Southwest notice thereof no later than sixty
         (60) days after the Employee shall have determined or ascertained that such change has occurred, irrespective whether Southwest shall have purported to terminate this Agreement after such event but prior to receipt of such notice. If termination is so effected, no later than the date of such termination Southwest shall pay the Employee as "severance pay" a lump sum equal to (i) $750,000 plus (ii) an



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         amount equal to the unpaid installments of her Base Salary in effect at the time of such termination for the remaining term of this Agreement. If termination is so effected, Southwest shall have no other further liability to the Employee hereunder except for its obligation to pay Deferred Compensation as provided in Paragraph IV-C above. For purposes of this Paragraph V-D, a "change of control of Southwest" shall be deemed to occur if (i) a third person, including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of Southwest having twenty percent (20%) or more of the total number of votes that may be cast for the election of directors of Southwest, or
         (ii) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (herein called a "Transaction"), the persons who were directors of Southwest before the Transaction shall cease to constitute a majority of the Board of Directors of Southwest or any successor to Southwest.

E. VOLUNTARY TERMINATION. The Employee's employment hereunder shall terminate forthwith upon her resignation and its acceptance by Southwest, without further obligation or liability of either party hereunder, except for Southwest's obligation to pay Deferred Compensation as provided in Paragraph IV-C above.

                                VI. MISCELLANEOUS

A. ASSIGNABILITY, ETC. The rights and obligations of Southwest hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Southwest; provided, however, Southwest's obligations hereunder may not be assigned without the prior



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         approval of the Employee. This Agreement is personal to the Employee and may not be assigned by her.

B. NO WAIVERS. Failure to insist upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof.

C. AMENDMENTS. This Agreement may not be modified except by an agreement in writing executed by the parties hereto.

D. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing in the English language and shall be deemed to have been given to the person affected by such notice when personally delivered or when deposited in the United States mail, certified mail, return receipt requested and postage prepaid, and addressed to the party affected by such notice at the address indicated on the signature page hereof.

E. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof.

F. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute a single instrument.

G. ENTIRE AGREEMENT. This Agreement contains all of the terms and conditions agreed upon by the parties hereto respecting the subject matter hereof, and all other prior agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to be superseded as of the date of this Agreement and not to bind either of the parties hereto.

H. GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Texas.



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         IN WITNESS WHEREOF, the Employee has set her hand hereto and Southwest has caused this Agreement to be signed in its corporate name and behalf by one of its officers thereunto duly authorized, all as of the day and year first above written.

                                        SOUTHWEST AIRLINES CO.



                                        By: /s/ HERBERT D. KELLEHER
                                            ----------------------------------
                                            Herbert D. Kelleher
                                            Chairman of the Board of Directors






                                        THE EMPLOYEE


                                        /s/ COLLEEN C. BARRETT
                                        -------------------------------------
                                        Colleen C. Barrett

                                        Address:  P.O. Box 36611
                                        Dallas, Texas  75235-1611



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